EXHIBIT 99.1

Wits Basin Closes on Purchase of Bates-Hunter Mine:
100% Ownership of this Gold Exploration Project Launches New Era

MINNEAPOLIS (BUSINESS WIRE) - Wits Basin Precious Minerals Inc. (OTCBB: WITM) completed the purchase of the Bates-Hunter Mine, located in Central City, Colorado on Thursday, June 12, 2008. This is the third asset the Company has added to its portfolio, which also includes a 50 percent interest in the Vianey silver-lead-zinc mine concession in Mexico, and a 35 percent interest in Kwagga, a South African gold exploration initiative known as the FSC Project.

The acquisition was completed through Hunter Bates Mining Corporation, a wholly-owned subsidiary of Wits Basin. The purchase price for the mine consisted of a secured promissory note issued by Hunter Bates Mining Corporation in favor of the seller in the principal amount of CA$6,750,000, which bears interest at an annual rate of 6 percent, and the issuance of 3,620,000 shares of Wits Basin common stock. Payments under the note begin at the earlier of January 2011 or the beginning of production, whichever comes first.

Wits Basin CEO Stephen King stated, “We are extremely pleased to announce that we now own one hundred percent of the Bates-Hunter Mine. In reaching this milestone, we have invested a significant amount of time and financial resources in our due diligence for this project and have achieved our goal of securing our legal position and property rights. We are looking forward to further uncovering this mine’s incredible potential. We expect to update our shareholders of the work that is progressing at the mine, including results from surface drilling and related assays, in the near future.”

About the Bates-Hunter Mine

The Bates-Hunter Mine is located in Central City, Colorado, approximately 35 miles west of Denver. The Bates Vein was the second lode discovered in Colorado and helped spark the great Colorado gold rush of the mid-1800s. Famous for production from high-grade gold ore shoots, it has been estimated that more than 4,000,000 ounces of gold were produced in the Central City Mining District between 1859 and 1947. During the early 1930s, the mine was still in production but was shut down due to litigation between the mine owner and operator. The principal veins that underlie and are controlled by the Bates-Hunter property have historically produced approximately 750,000 ounces of gold. A 1930s report from the 745-foot level included an average of 27 samples that assayed 1.37 ounces per ton gold.

About Wits Basin Precious Minerals Inc.: We are a minerals exploration and development company holding interests in three exploration projects and currently do not claim to have any mineral reserves on any project. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB: WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors: Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing; ; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Contact:
Wits Basin Precious Minerals Inc.
Chairman H. Vance White, 866-214-9486
CEO Stephen King, 612-490-3419
Lighthouse Communications, 866-739-0390 or info@lhcom.bz